Exhibit 23.1

We consent to the incorporation by reference in this Registration Statement on Form F-3 of (1) our reports dated February 17, 2015, relating to the consolidated financial statements of Alamos Gold Inc. (the “Company”), and the effectiveness of the Company’s internal control over financial reporting appearing in Exhibit 99.2 to the Company’s 6-K dated February 19, 2015, and (2) our reports dated February 19, 2014, relating to the consolidated financial statements of the Company, and the effectiveness of the Company’s internal control over financial reporting appearing in Exhibit 99.3 to the Company’s Annual Report on Form 40-F for the year ended December 31, 2013. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Ernst & Young LLP
Toronto, Canada,	Chartered Professional Accountants
March 20, 2015	Licensed Public Accountants